Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

National Beverage Corp.

Rewards Shareholders with

Second Cash Dividend in 2017

National Beverage Corp. (NASDAQ: FIZZ) today paid its eighth special cash dividend and released the following letter to shareholders written by Nick A. Caporella, Chairman and Chief Executive Officer:

August 4, 2017

Dear Fellow	Holder:

Today we are paying a special cash dividend of $1.50 per share, which is the eighth paid since 2004 and the second $1.50 per share distribution made to shareholders in 2017. Cumulatively, FIZZ holders have received cash dividends of $11.66 per share, or nearly $540 million.

As I reflect on the growth of your company since our first common stock dividend was paid, a metamorphic evolution has indeed taken place. For our FY 2004, we reported revenue growth of 2.3%, operating profits of $29.7 million and basic earnings per share of $.42. As you are aware, results for our FY 2017 set new records: revenue growth of 17%, operating profits of $162 million and earnings per share of $2.30. Better still, as I previously advised you, our new FY 2018 is off to an even stronger start.

Achieving impressive milestones, whether in brand development, financial goals or shareholder returns . . . the results are as impressive as the innovation that stimulates them. Certainly we are pleased that our energy and strategic plan are producing good fortune for you, our loyal and committed shareholders.

-more-

National Beverage Corp.

Although I have used these words many times in the past, current Wall Street sentiments make the following statement more boundless than ever before:

Companies do not end up doing good

for their shareholders . . .

They start – with their commitment to the

shareholders – and make good on IT!

Thank you for your steadfast support.

With best regards and

continued commitment,

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

WE SPARKLE . . . AMERICA SMILES!

This press release includes forward-looking statements within the meaning of the Litigation Reform Act, including such risks and factors described in the Company's SEC filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements.